Exhibit 99.1
Flagstar Receives Notification from NYSE about Non-Compliance with a Continued Listing Standard
TROY, Mich. (August 24, 2011) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”) announced that, on August 18, 2011, the New York Stock Exchange (the “NYSE”) provided notice to the Company that it did not satisfy one of the NYSE’s standards for continued listing applicable to the Company’s common stock. The NYSE noted specifically that the Company was “below criteria” for the NYSE’s price criteria for common stock because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30-trading-day period.
Under NYSE policy, in order to cure the deficiency for this continued listing standard, the Company’s common stock share price and the average share price over a consecutive 30-trading-day period both must exceed $1.00 on February 18, 2012 (six months following receipt of the non-compliance notice) or on the last trading day of any month prior to that date. The NYSE also notified the Company that the NYSE has the right to reevaluate continued listing determinations with respect to qualitative listing standards, including an abnormally low selling price at sustained levels.
The Company’s common stock remains listed on the NYSE under the symbol “FBC,” but the NYSE will assign a “.BC” indicator to the symbol to denote that the Company is below the quantitative continued listing standards. As required by the NYSE’s rules, in order to maintain the listing, the Company will notify the NYSE, within 10 business days of receipt of the non-compliance notice, of its intent to cure this price deficiency.
Flagstar Bancorp is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $12.7 billion in total assets at June 30, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of June 30, 2011, Flagstar operated 162 branches in Michigan, Indiana, and Georgia, and it subsequently entered into agreements to sell or lease its 27 branches in Georgia and 22 branches in Indiana. Flagstar also operated, at June 30, 2011, 30 home loan centers in 15 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions (including its ability to cure the price deficiency), that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” “intent,” and similar expressions are intended to identify forward-looking statements.